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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-12645


                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                 LANDMARK BANK

     SUPPLEMENT TO JOINT PROXY STATEMENT-PROSPECTUS, DATED NOVEMBER 7, 1996

                                  ERRATA SHEET
                                  ------------

     Certain errors appear in the section "Adjustment of Merger Consideration" on page 35 of the Joint Proxy Statement-Prospectus, dated November 7, 1996, for use in connection with the Special Meetings of Shareholders of New Hampshire Thrift Bancshares, Inc. ("NHTB") and Landmark Bank, each to be held on December 19, 1996, and the offering of up to 364,210 shares of NHTB Common Stock. Such section, as corrected, is set forth below. Capitalized terms not defined herein have the meanings set forth in the Joint Proxy Statement-Prospectus.

ADJUSTMENT OF MERGER CONSIDERATION

     (a) If the NHTB Trading Price is equal to or greater than $8.25 per share and no greater than $11.75 per share, in the event that Landmark's Tier 1 capital ratio (determined in accordance with GAAP, including any adjustments required under SFAS No. 115), for the month immediately prior to the Effective Date is between 6.00% and 5.90%, the Exchange Ratio shall be adjusted to 1.208 and the Cash Election Price shall be adjusted to $11.875 per share.

     (b) If the NHTB Trading Price is equal to or greater than $8.25 per share and no greater than $11.75 per share, in the event that Landmark's Tier 1 capital ratio (determined in accordance with GAAP, including any adjustments required under SFAS No. 115), for the month immediately prior to the Effective Date is between 5.89% and 5.80%, the Exchange Ratio shall be adjusted to 1.195 and the Cash Election Price shall be adjusted to $11.75 per share.

     (c) If the NHTB Trading Price exceeds $11.75 per share, the Exchange Ratio shall be equal to 14.00 / NHTB Trading Price; however, if Landmark's Tier 1 capital ratio is between 6.00% and 5.90% or between 5.89% and 5.80% pursuant to paragraphs (a) and (b), respectively, the Exchange Ratio shall be equal to 13.875 / NHTB Trading Price or 13.75 / NHTB Trading Price, respectively, and the Cash Election Price shall be $11.875 per share or $11.75 per share, respectively.

     (d) If the NHTB Trading Price is less than $8.25 per share, the Exchange Ratio shall be equal to 10.00 / NHTB Trading Price; however, if Landmark's Tier 1 capital ratio is between 6.00% and 5.90% or between 5.89% and 5.80% pursuant to paragraphs (a) and (b), respectively, the Exchange Ratio shall be equal to 9.875 / NHTB Trading Price or 9.75 / NHTB Trading Price, respectively, and the Cash Election Price shall be $11.875 per share or $11.75 per share, respectively.